Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
April 27, 2012	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the First Quarter, 2012:

OMEGA FLEX, INC. (OFLX)	EARNINGS DIGEST

Three Months Ended March 31:	2012	2011

Net Sales	$ 14,548,000	$ 11,498,000

Net Income	$ 3,920,000	$ 819,000

Earnings Per Share - Basic and Diluted	$ 0.39	$ 0.08

Weighted Average Shares - Basic and Diluted	10,091,822	10,091,822

Kevin R. Hoben, President and CEO, announced that the Company had experienced higher sales growth across all of its product lines in the first quarter of 2012.  Net Sales for the three months ended March 31, 2012, increased 26.5% over the first quarter of 2011, expanding to $14,548,000 from $11,498,000.  The Company’s TracPipe® CounterStrike® product, a highly advanced corrugated stainless steel tubing system used for fuel gas applications, easily eclipsed its previous year’s sales. Additionally, the Company’s strategy of further business diversification is beginning to bear fruit as its emerging products, such as DoubleTrac® and DEF-Trac® double-containment flexible piping systems, had significant sales growth from the comparable prior period.  The Company’s growth in sales occurred both in the United States and internationally, most notably in the United Kingdom.

The Company’s Net Income was almost four times higher than last year, increasing 378.6%.  For the first three months ended March 31, 2012 net income was $3,920,000, compared to $819,000 for the three months ended March 31, 2011.  As previously disclosed in the Form 8-K/A filed with the Securities and Exchange Commission on March 15, 2012, the Company settled a legal dispute relating to insurance coverage and received $4,700,000 as part of the settlement.  Excluding that item (and related items such as income taxes on the settlement proceeds), the Company still recognized an improvement in Net Income of approximately 70% over last year.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.